EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
July 22, 2015, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Second Quarter 2015 Earnings Call
July 22, 2015 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning, and welcome to the LegacyTexas Financial Group, Inc. second quarter 2015 earnings conference call. All participants will be in a listen‑only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your telephone keypad. To withdraw your question, please press star and then 2. Please note this event is being recorded.

I would now like to turn the conference over to Scott Almy, Executive Vice President. Please go ahead.

Scott Almy
Thanks, Emily, and good morning, everyone. Welcome to LegacyTexas Financial Group’s second quarter 2015 earnings call.

At this time, if you are logged into our webcast, please refer to the slide presentation available online, including our safe harbor statement on slide 2. For those joining by phone, please note that the safe harbor statement and presentation are available on our website at legacytexasfinancialgroup.com.

The safe harbor statement reminds you that this presentation may include forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company undertakes no obligation to publicly release the result of any revisions which may be made to any forward-looking statement.

All comments made during today's call are subject to that safe harbor statement, which is incorporated by reference.

I'm joined today by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we'll be happy to address questions you may have as time permits.

And, with that, I'll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call this morning.

Mays and I will cover the materials in the slide deck, and then, time permitting, we will entertain any questions you may have.

Rather than turn pages through the first few slides, I will comment on the quarter and the content of the first few slides.

Our quarterly results were very, very strong and reflect a number of things - the strength of the Dallas/Ft. Worth economy, our strategy to achieve size, scale and density in a single market, the benefits of the merger with Legacy, and the high level of execution by all of our bankers.

Earnings for the quarter totaled $20.3 million, or 44 cents per share, versus 39 cents for Q1.

Our loans, excluding the mortgage purchase program, grew $198 million, or 4.7 percent, on a linked-quarter basis. This is slightly better than the mid-teens growth we have been talking about for the year.

Our operating metrics continue to improve, with a net interest margin of 4.06 percent, a return on average assets of 1.28 percent, and an efficiency ratio of 51.6 percent. We have talked for at least a couple of quarters about our longer-term goal of running the bank with an ROA of 1.25 percent and an efficiency ratio of slightly less than 50 percent. Obviously, we are pleased with our early progress.

I think I will reserve my comments on the oil and gas space until the Q&A. So now, let me now turn over the call to Mays, who will pick up on slide 7, I believe.

Mays Davenport
Yeah, thanks, Kevin. We are very proud of our results for the second quarter, which are a direct result of the strong foundation we built during the merger and integration process.

I want to start the financial overview on page 7, second quarter highlights, where I will cover in more detail the strong performance metrics that Kevin mentioned in his opening remarks. Gross loans held for investment, which excludes warehouse purchase program loans, ended the second quarter 2015 at $4.4 billion. We experienced organic growth of $198.1 million, or 4.7 percent, in the second quarter 2015 and $872.9 million, or 24.8 percent, from June 30, 2014. The loan and deposit year-over-year growth percentages on this slide include the loans and deposits acquired from LegacyTexas. Total deposits grew organically $134.7 million, or 3.1 percent, in the second quarter to end at $4.5 billion. Deposits grew organically $462.3 million year over year. This was an increase of 11.4 percent from second quarter 2014. NIM was 406 for the second quarter. This was up 30 basis points from the same time last year and up 3 basis points from the first quarter. Core net income for the quarter was $20.1 million, or 44 cents per share. This represents strong per-share earnings growth of 13.4 percent linked quarter and 103.4 percent year over year. I’d like to highlight again a ratio that’s not on this page and one that Kevin mentioned earlier, and that’s our return on average assets of 128 which is up from 108 in Q1.

Slide 8 highlights our robust commercially focused loan growth. For the second quarter, organic loan growth in C&I was $95.8 million, commercial real estate was $39.7 million, and consumer real estate was $53 million. Energy loans increased $31.5 million for the quarter, bringing the total energy portfolio to $402.6 million at June 30. The left bar chart graphically shows the loans held for investment loan growth since 2011. The pie chart on the right represents the mix of our loans held for investment excluding warehouse purchase program loans. As you can see, commercial real estate and C&I loans are 64.5 percent of the total loans held for investment, energy loans comprise 9.2 percent of that portfolio, construction and development loans are 5.2 percent, and consumer loans are 21.1 percent of that portfolio. Energy loans account for only 6 percent of total assets. The yield on loans held for investment, excluding warehouse purchase program loans for the second quarter, was 5.15 percent, down just 1 basis point from the first quarter. Warehouse purchase program loans continued to be strong, ending the quarter at $1.08 billion, up $46.1 million from March 2015 and up $315.4 million from June of 2014. The average balance of warehouse loans increased by $232.5 million from the first quarter of 2015. The yield on warehouse purchase loans was unchanged from Q1 at 3.36 percent.

Turning to page 9, you will see our $134.7 million, or 3.1 percent, in organic deposit growth in the second quarter, resulting in total deposits of $4.5 billion. Non-interest bearing deposits ended the quarter at 24 percent of total deposits. Our cost of deposits, including non-interest bearing demand deposits, decreased to 28 basis points in Q2, down from 29 basis points in Q1.

Slide 10 shows the significant growth in net interest income as a result of the LegacyTexas merger and strong organic loan growth in both loans held for investment and the warehouse purchase program. Net interest income for the second quarter was $59.8 million. This was $3.5 million higher than linked quarter and $26.9 million higher than second quarter 2014. Net interest margin ended at 406 compared to 403 linked quarter and 376 for the same quarter last year. $2.6 million in accretion of interest related to the merger with LegacyTexas as well as $496,000 related to the 2012 Highlands acquisition contributed 20 basis points to the net interest margin.

As I turn to slide 11, I want to highlight a change that you’ve probably already noticed to the way we reported the non-interest income and non-interest expense for our insurance and title subsidiaries. The first quarter earnings release included the net income of those subsidiaries in other non-interest income. Beginning with this earnings release, we are reporting the non‑interest income and non-interest expense gross on the income statement. Slide 11 shows the components of our efficiency ratio. Net interest income was $59.8 million and core non‑interest income, which excludes one-time gains and losses on securities and other assets, was $11.7 million for the quarter. The company’s mortgage department originated $61.5 million of one- to four-family mortgage loans that were sold or committed for sale during the quarter, contributing $2.1 million to non-interest income. Service charges and other fees increased $1.2 million to $7.9 million. The quarter includes $2.1 million in non-interest income from the company’s title and insurance subsidiaries. Non-interest expense was $36.9 million for the quarter. This was impacted by a $540,000 increase in debit card fraud losses resulting from card compromises at two retailers that resulted in several fraud cases. The quarter includes $1.5 million in non-interest expense from the title and insurance subsidiaries. We are pleased with the continued improvement of our efficiency ratio in Q2 ‘15 to 51.61 percent, down from 54.58 percent at Q1.

Turning to slide 12 you will see that credit quality remained strong, with the company having NPAs of only $31.4 million. We had net charge-offs of $1,159,000 for Q2 ‘15 and booked a $3.75 million loan loss provision for the second quarter. Our allowance for loan loss grew to $30.9 million at June 30, 2015, compared to $28.3 million at March 31, 2015. We ended the quarter with the allowance for loan loss equal to .98 percent of total loans held for investment, excluding acquired and warehouse purchase program loans. The loan loss provision continues to be affected by the volume of LegacyTexas-acquired loans that were either paid off or re‑underwritten and moved to originated loans.

I'll end with slide 13, which shows our strong capital position at June 30, 2015. I will highlight here that our Tier 1 common ratio is estimated at 10.2 percent. We ended the quarter with 9.2 percent TCE to total assets and a 9.9 percent Tier 1 leverage ratio. All our regulatory capital levels remain in excess of well capitalized levels. With that, I'll turn it back over to Kevin.

Kevin Hanigan
Thanks, Mays. In summary, we are executing on our strategy, we are growing the franchise and growing it with disciplined underwriting while managing our expenses.

We believe we have been and will continue to be good stewards of the capital we manage.

With that, let’s open it up for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question‑and‑answer session. To ask a question, you may press star, then 1 on your telephone keypad. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star and then 2. At this time we will pause momentarily to assemble our roster.

Our first question is from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hey, good morning, guys. How are you?

Kevin Hanigan
Good morning, Michael.

Michael Rose
Maybe, since you didn’t address it in the prepared remarks, Kevin, when you started with the [unintelligible] the energy portfolio, you saw some negative migration this quarter, probably as expected, but I was a little curious around the actual growth in energy balances this quarter. Can you clarify as to whether that was a drawdown of existing lines from existing customers, or is that actual new growth? And then maybe if you can talk a little bit about, you know, the experience through the borrowing base redetermination season now that that’s completely done. Thanks.

Kevin Hanigan
Yeah, I’ve got lots to say on energy, and I’ll - first, let me answer your question so that the questions don’t get lost. There was a little negative migration. For those of you who may not know exactly what Michael’s talking about, we had about a $5 million credit still in the substandard category, the substandard non-accrual. Again, that’s not unexpected, relatively small. We’ve looked at it, and we’ve done an impairment analysis. We’re deep in the problem loan resolution on that, and see no possibility of loss, so that’s the good news on that.

On the growth, a lot went on in the portfolio. It’s a dynamic portfolio, so there were new deals done in the quarter, Michael. In fact, we did five new deals. We were not the agent bank on any of the five, so they were club or deals where we were brought in by some friends that we think underwrite really well, because we only deal with folks we think underwrite well. Those five deals I’m going to estimate, and this will be close, it was probably $80 million in commitments, total. It might have been $79 [million], but we’re not - that AV’s not off by more than a million, and about $63 million worth of new loan funding is related to those deals.

Now, before I - before I get us back down to what was only $31½ million of growth, realize all of those deals were underwritten in a Q1 price deck environment, which for 2015, was 50 bucks, and we run minimum price case at 40, so I said throughout the first quarter, this is the time to be doing oil and gas deals, and we’re going to try to do some, so nobody should be surprised we did some off of a very nice price deck with very high levels of hedges associated with those deals. They were underwritten to today’s standards, and we feel really good about them.

The rest of the dynamics of the portfolio, we had - among eight names, we had one payoff, and that was maybe a $9 [million] or $10 million deal that paid off. It was not in the substandard category, so it was a decent deal to - they just decided to sell their reserves, and then we had - between that and seven other names, we had $34 million of commitment reductions. Most of those were not commitment reductions related to MCRs or imposed commitment reductions, although some were, and we had $38 million in total paydowns. So take that $9 [million] or $10 million deal and add another $28 [million] out of the portfolio that just borrow up and down on their facilities, and they were - they were funding less.

So the net-net, and I know that doesn’t get you exactly the $31.5 [million] - you know, we had some other fundings up on some of the portfolio that would get you to the actual net growth for the - for the quarter, so a combination of things going on in the portfolio, all pretty good, and there may be other questions on oil and gas, but let me just cover a few things, because I know, you know, it was a really hot topic on our fourth quarter earnings call. We didn’t get asked the question probably until the fourth or fifth question last earnings call, and it’s back in focus today. So this will be a little bit of history and not revisionist history. This is what actually happened and what we actually talked about throughout this process.

And I find myself almost laughing calling it history, because we’re talking about a seven-month period of time, although I’ve got oil and gas statistics that go back 95 years, if anybody wants to talk about them, but on our fourth quarter call, which was January 28 of this year - and, by the way, oil closed at $44.08 that day, which was the lowest closing price we had experienced since the day after Thanksgiving when the sharp drops began, so we were at the lowest price. Now, it did go - it did drift a little lower. I think maybe the lowest closing price was $43 and change, but we were at that point, the lowest - the lowest price we’d been at.

And what were we talking about back then? Back then I was talking about we had looked at our entire portfolio, and we identified some names we thought might be problematic if this continued, and we believed it would continue. I said we had a handful of names or so that would total $65 million in total that could go to substandard. This was in January. When nobody else was talking about the transparency of their book, we put a number out there, okay? We said the REIT count would quickly get cut in half or more. It has. We said operators were reacting quickly by cutting back capex budgets and expenses and beating down on their suppliers for price cuts, and we cut our loan growth forecasts, right? We talked about growing in the mid-teens, although we saw no potential signs of contagion in our great market here. We spent a lot of time talking about DFW. We just, largely based on the bigger asset size of the company and the capital flows - I talked about we might not see the capital flows into Texas we’ve seen in the past, and that could slow loan growth, even though we didn’t see specific signs of credit or growth contagion.

All right. So roll forward, then, to the next earnings call, which was on April 29. That was our Q1 call, and, by the way, oil closed that day at $58.55, the highest closing price - the highest closing price since the day after Thanksgiving. At that stage of the game, we had $42½ million that were in the substandard bucket, so that was $42 [million] of that $65 [million], and none had migrated into non-accrual. We reiterated we saw no real loss exposure in the portfolio, much like we did in Q1. At that point, we said prices made us feel better, but we didn't think the price level at that stage was supported by fundamentals and didn’t rule out the possibility of prices backing back up.

We thought we were doing well on our progress with the substandard credits, and problem loan resolution was probably not far off. So where are we today? Well, now we’re at $58.6 million into the $65 million as substandard, and the $5 million deal has gone to non-accrual. We still see no loss in the portfolio, including on the one that’s non-accrual. And a word on the non-accrual. I know it’s getting a lot of play. It’s $5 million, guys. Look, I wish we had no non-accruals, but in the overall context of things, we’ve talked, you know, time and time again that most of the originations in oil and gas are at sub 4 percent, but let’s just take fear and a bunch of other things, and let’s put it in context with logic and math for just a second. So $5 million, let’s just use math and say it’s a 4 percent coupon. That’s $200,000 of accrued interest we may not collect on an annual basis, or $50,000 a quarter. Now, realize that’s pretax, that’s $32,500 a quarter on a $47 million share count. That’s 1/10th of 1 penny after tax, and I’m not ruling out the possibility we get the accrued interest, because there is value in these assets, so I just - I think we’ve got to keep things in context.

We see now notable signs of contagion, either in credit or in our loan growth. In fact, loan growth was closer to the high teens instead of the mid teens we’ve been talking about. And our energy volumes were up 31.5. We did exactly what we said we wanted to do, which was underwrite at low price decks and find good, solid deals and be back in the marketplace during the quarter.

So now I’m going to roll us forward to what I see next, okay? And I hate doing this, but I’m going to roll us forward to July the 7, and I’m only talking about oil and gas here, and, again, I hate rolling things forward, but since this is so in focus, I want to talk about the first problem loan resolution, okay? So on July 7, we had a resolution of a $14.2 [million] or $14.3 million credit - I think it was $14.2 [million] on that day, so now our substandards are down to $44.4 million. The resolution was on a $200 million credit that was under some stress, backed by some private equity, and the resolution included the following. It was a $200 million deal, fully funded, several banks involved, it was a SNC. They brought in $125 million of new second-lien debt as junior to the bank group. The bank group recast a new deal at $175 million versus $200 [million], $25 million of new private equity came into the deal, so $150 million of new private equity came into the deal. The deal was paid down substantially, okay? It didn’t pay down from $200 [million] to $50 [million], they had some past-due payables, so it was probably $60 million, $65 million of outstandings that day. It is a fully conforming $175 million deal with every policy we have - half-life concentrations in every other material respect. Every single policy - it’s a conforming deal, which has substantial liquidity, over $100 million of availability to move forward with. So I’ve talked about the fact that private equity would come back in.

Now, when we - whenever we talk about good things could happen post-quarter - and I don’t like talking about post-quarter things, I feel it’s only appropriate to talk about bad things. So at that stage of the game, we had nothing bad happen in the portfolio, there had been no new migrations into substandard, nothing new went on non-accrual, but you can’t rule any of that stuff out as we go through problem loan resolution.

Here’s what I think is going to happen next, and I’m not saying we’ll be right, and I’m not saying we’ve been 100 percent right so far, but we’ve been pretty right on this issue. I think the third quarter is going to be the quarter where we start seeing a pick-up in problem loan resolutions for the industry. I’m not talking my book now, I’m talking books. That’s because there is a ton of private equity looking for places to go, and there may not be enough bad deals across the country for all the private equity that’s been raised, but I know 2 and 20, nobody’s going to give the money back either. So they will find management teams or reserves they like, and they may put more money in to single deal than they had contemplated to get the money to work. It will be this quarter.

Does that mean things can’t go bad or get a little worse in our book between now and all those problem loan resolutions? That can always get worse. Can other deals go on non-accrual? Yes. Could there be TDRs? Yes. Could there be bankruptcies? There will be. Okay? Because what I would tell you is if you’re a private equity firm and you’re looking at putting a substantial amount of money into a new deal and the deal might have junior capital in it or past-due payables or some other stress or some other liabilities, you could go through a bankruptcy process and wash a lot of that out. Does that mean good lenders are going to lose money? No, it just means it will go through a process that will take a little longer, okay? So I think that’s what we’re going to see in the third quarter.

I wouldn’t expect to see a lot more migration towards stressed deals, because we’re really not in a borrowing-base season. It kind of comes in the spring and in the fall, so as I roll forward to the fall, there is a chance - and we’ve looked at our books, so we don’t see anything different than the $65 million we originally said back in January as potentially being on non-accrual, and, obviously, they won’t all be there at the same time, because we’ve got one resolved already - there’s a chance of some echo credit or downgrades as we go into redeterminations and higher priced hedges have burned off in favor of lower priced hedges, right? So you could have some degradation, higher levels of advance rates than we would like, and it’s usually higher levels of advance rates that constrain liquidity that start putting you into a substandard category. I don't anticipate that to be big, particularly for really good lenders in this space, because we’ve looked through that possibility already. Most banks have been using a minimum-price deck of 40 for some time now, so we’ve all kind of - you know, in the - in the short term 40, and then maybe escalated up in the future years, so we’ve all kind of looked at what could happen under a lower price environment. Will it play out that way? Heck if I know, but it’s more likely than not. This is - this is not our first rodeo. I know we had some tough talks throughout the period where people thought we were the new guys on the block, and, as a company, we were, but we’re not new at this. There’s been bunches - there’s a bunch of us who have done it together in the past, we’ve done it for a really long time, and I hope by now you’re realizing we’re actually pretty good at it.

So sorry to take all that time, but I didn’t want to spend the entire call talking about oil and gas, but if we need to, I will.

Michael Rose
Thanks for that, Kevin, I appreciate all the color. Maybe I’ll give you a rest here. Just one more for me, for Mays. Can you talk about the increase in the core margin? This quarter it looks like it’s up about 5 basis points - and maybe your outlook for the core margin and the [unintelligible] margin over the next few quarters? Thanks.

Kevin Hanigan
I’m going to take a sip of my coffee and let Mays do that one.

Mays Davenport
Yeah, I think we see that we can continue to hold up in that same area. I think we’ve been pretty consistent in saying we think we can be at a core level of the, you know, 383, 385, and then add on top of that, the accretion, which got us up to the 406 for the quarter, so I think we feel still - still feel real comfortable with that - with that level on the NIM.

Michael Rose
Great. Thanks for taking my questions.

Operator
Our next question is from Brady Gailey of KBW. Please go ahead.

Brady Gailey
Hey, good morning, guys.

Kevin Hanigan
Good morning, Brady.

Brady Gailey
So, you know, loan growth was a little ahead of your mid-teens guidance at 19 percent. I think I remember, right, that you all had a fairly big - I think it was around a $40 million payoff that happened in 2Q, so if you back that out, you’re 20 percent-plus. Do you still like the mid-teens loan growth guidance, or do you think that’s a little too conservative now?

Kevin Hanigan
You know, I think as I was saying throughout the quarter and on our last call, that the tailwind might be - the tailwind might be we do some oil and gas deals, and that tailwind existed. Now, at these prices, it may slow down a bit again. And the headwind is payoffs, so I think, you know, a quarter does not a trend make. I think we’re still comfortable keeping it in the mid-teens, Brady.

Speaking about the payoffs, we had a massive - we did have a $40 - one $40 million really good deal that we hated to see go. You hate to lose a really good piece of business, but the basis upon which somebody else was willing to do it, including loaning them almost $80 million on the same asset, just - we couldn’t wrap our head around it, but we had about $155 million in payoffs in the quarter. That is a - that is a really big number for us. Even on the bigger balance sheet, that’s a big number. The single biggest asset class we experienced that in was in commercial real estate. There was about $113 million in payoffs in commercial real estate. Our team, who’s on the ground and doing this, doing commercial real estate every day, doesn’t think that’s a trend. They don’t think that’s going to be replicated, so we’ll see how that plays out. I can make the case where I can see a reason for some of it being replicated, although maybe not at those levels. As we look back at a - you know, we do five-year fixed-rate deals for the most part in that business, so if we look back at the 2010 and ’11 originations, they were done when cap rates were 5 or higher, NOIs were probably lower. Valuations have improved pretty substantially, rates have gotten a lot lower than we were originating deals back then, and, as people are coming up on a renewal extension opportunity for those kinds of credits, they - you know, selling the project has got to cross their minds in this lower cap rate environment and the higher NOIs. So I - first of all, I trust my team. They don't think it’s systemic. They don’t think it’s going to continue, but I do always want to induce a dose of realism as to why I think, you know, payoffs can still be out there, so we’re going to keep it in the mid-teens, is the short answer.

Brady Gailey
Okay. And then, you know, the other piece of your loan growth, the mortgage warehouse business, you know, you all had a lot of growth, and average balances, they’re almost back to the kind of 2012, you know, levels of volume. I know back then, you all had a program where you participated out some of those warehouse balances to other banks. Do you think with the - with the mortgage warehouse business, you know, becoming more robust, you’ll put that program back in place, which might limit, you know, any kind of additional upside from here in the warehouse?

Kevin Hanigan
No, I don’t see that being the case. We’re - you know, it’s interesting. We have surpassed the 2012 levels in the quarter, both period end and average balance, but I think this was probably the peak. Just some color on the quarter in general, and back then, we had - I think we had 42 clients at our peak - I’m looking across the room for somebody to nod their head and confirm - they’re looking it up right now. It was 42 or 43 clients. We have 31 clients today, and we had 31 last quarter.

You know, the mix this quarter was 70 purchase, 30 refi, and just to put that in context, last quarter it was 55 purchased, 45 refi. So the echo refi boom is kind of coming to an end, you know, the ten years kind of ticked up a little bit, and there were some - there was a taste to get deals done, so we’re kind of returning back to the normal kind of purchase volume. My guess is this quarter is still pretty good. The current quarter we’re in, we’re going into it with kind of bloated balances, so that makes July kind of known to be pretty good.

And then I think maybe the fourth quarter trails off a little bit, (a) because we don’t have the refi propping it up, which it’s really done in some of the previous fourth quarters, so I think we’ve probably hit our peak, and it doesn’t remain at these levels. A decent quarter in the third quarter, and I think - my guess is we end up a little lower into the fourth quarter and participations will not play a role for us.

Brady Gailey
Okay. Great. Thanks, Kevin.

Kevin Hanigan
Oh, one last comment on the warehouse. I mean, maybe the thing I’m most pleased with - the volume was great, the boost to earnings was wonderful. The fact that we held our weighted average coupon at 336 is probably the thing I’m most proud of, that our team of bankers is out there fighting hard to keep that coupon up there, and, as you know, the reason we’ve gone from 42 clients to 31, largely - now, there were some consolidations in there that we didn’t have a choice in, but the other one we had a choice - pricing just got too low, and we just didn’t like the risk return.

Brady Gailey
Yeah, that’s a good point. Thank you.

Operator
Our next question is from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hey, good morning, guys.

Kevin Hanigan
Good morning, Brad.

Brad Milsaps
Mays, just so I’m clear, you guys just changed the reporting on some of the fee income items and expense items and grossed those up. I appreciate the color on kind of what the contributing factors from the title company was. Can you tell me, you know - I know mortgage this quarter was outsized - maybe what those numbers were in the first quarter, just to kind of compare apples to apples, just to get a sense of maybe how bloated the fees or expenses were because of the outsized mortgage this quarter, you know, maybe compared to first, just to kind of get a sense of where we’re going, you know, as we move through the year and into ’16?

Mays Davenport
Yeah. So let me first of all say, yeah, we did change our mapping from the first quarter. You know, the first quarter, we basically mapped all of our net income into other income - other non-interest income for those subsidiaries, and beginning with the second quarter, we are now mapping the gross components to non-interest income and expense. We’ve given a little more color in here, and I’m going to talk a little bit about what happened in the first quarter, but just these particular entities don’t rise to the level of being significant lines of business, so going forward, we won’t - we’ll give you some changes if there’s a significant change in a non‑interest income or expense, but, you know, going forward, we’re not going to be breaking these out, but I do have some information for you.

On the first quarter, the insurance and title subsidiaries had $1.5 million of other non-interest income and $1.3 million of other non-interest expense. So that will give you a little bit of - kind of an idea of where those were at the first quarter.

Brad Milsaps
That’s great. So these are pretty good run rates for fees and expenses, you know, obviously, some adjustments for the mortgage environment, but pretty good runs rates, I would say.

Mays Davenport
Pretty good run rates. The second quarter was pretty good. I think where you’re going to see most of your volatility or changes in - you know, on a quarter-to-quarter basis would be on - the topline expenses are fairly consistent for those entities. You know, the insurance business has some commission-based compensation in there which will be a little bit of a change, but I think for the most part, the run rate on non-interest expense is pretty - going to be pretty consistent. It’s the topline that might move around a little bit based on, again, what we see in the mortgage business from the title, et cetera.

Brad Milsaps
Got it, and, Kevin, just switching gears a little bit, I know you’ve, you know, talked a lot about wanting to get back in the M&A game, you know, now with the Legacy deal completely behind you. Obviously, you guys are growing at a very strong organic growth rate. Can you just talk a little bit about the environment and sort of you, you know, you balance the two, what your preference is in terms of, you know, the organic growth you’re seeing versus, you know, pricing you may be seeing on potential M&A deals in the market?

Kevin Hanigan
Yeah, I mean, organic growth is good. Our strategy has always been two-pronged, to do organic growth, hire people - and we did hire four new lenders in the quarter, someone to start our healthcare finance group. We hired a couple of guys to support our efforts out in Fort Worth, where we want to be bigger. So we did have four hires in the quarter, and we also hired a new head of treasury management kind of focused on our treasury management suite of products.

And on the acquisition side, look, we’re focused, and we’re not serial acquirers. We’ll never be serial acquirers. Our focus continues to be Dallas/Fort Worth until we get to our 7½ billion dollars worth of density, and then we’ll decide what we do from there. So I think on the last call, the last couple of calls, I talked about, you know, it was tough to do deals when our prices were in the low 20s, and then there was this kind of 23 to 25 range, where I called it our zone of indifference, nothing seemed compelling to us - buying shares back or M&A. And then above 25, M&A makes a whole lot of sense, so, obviously, we would love to do a deal. We would love to print our currency at a 30 and an M&A transaction, but we’re focused on just a handful of targets. I mean, there’s ten, but there’s five or so we’re really interested in, and we’re not going to chase anything other than something that really fits for us, but it’s clearly a lot easier today for all of us Texas banks that want to do M&A. It’s lot easier where our valuations are today.

I think I’ve talked in the past, and I would reiterate, Brad, that the private banks that most of us are talking to didn’t lower their price expectations when we all backed up in - you know, I guess we probably all hit our lows towards the end of January or early February. They still thought they were worth what they were worth. They didn’t think they were worth, you know, 22 percent less, which was kind of the average backup for the Texas bank group in price. And maybe fortunately on this way up, they still think they’re worth what they thought they were back then. They haven’t raised their expectations. So, you know, my guess is it’s more likely to occur that not for the industry. I can’t speak to us, because, you know, the field of what we’re looking at is so narrow.

Brad Milsaps
Thanks, Kevin, I appreciate it.

Operator
Our next question is from Scott Valentin of FBR. Please go ahead.

Scott Valentin
Good morning. Thanks for taking my question.

Kevin Hanigan
Hey, Scott.

Scott Valentin
With regard to - Kevin, I think you mentioned earlier your goal for efficiency ratio is less than 50 percent, and you guys are at 51½, call it, and as you look forward, is it going to be mostly the revenue side that drives that efficiency ratio lower, or do you see additional room for kind of either reducing expenses or holding expenses flat?

Kevin Hanigan
You know, I think in the short term, we probably have some ideas on expense reduction that include, you know, branch footprint rationalization. That’s not necessarily closing branches, that’s rationalizing 8,000- to 10,000-square-foot branches and trying to lease out some of the space we no longer need, and some things of that nature, but we all know over time, expenses go up, right? I mean, people get - people expect merit increases, and costs tend to go up, so it will be primarily driven by topline. In the short run, there might be some opportunities on the expense side that we’re working our way through. Mays was working last night on kind of where he thought expenses might be, and I’ll ask him to comment on that for the short term so you all have at least our view of that.

Mays Davenport
Yeah, so we ended the quarter at $36.9 million in core non-interest expense, which I think I mentioned in earlier comments included about $540,000 of additional losses that we don’t expect going forward, so we’re getting close to talking about cost saves. I mean, it’s kind of been, okay, we’re going to go into the third quarter after the merger, so not that we’re continuing to cut costs, but now they turn into more of an efficiency and running the business in the most efficient way. It’s not necessarily a cost save. We still have a few things that we see that we’ll be continuing to factor in in the third quarter.

I think we’re going to see probably a consistent run rate at least for the third quarter in the $35 [million] to $36 million range per quarter, but, as Kevin said, you can’t grow at these levels without having to continue to add folks in the back office. The thing that we’re focused on is serving our clients, making sure that they’re successful, and that means helping our loan officers get deals closed, get fundings done timely, making sure the information is available when it is, so we’re not going to do anything that would hinder that, and if that means hiring a few extra people in the back office to make sure we’re taking care of those clients, we’re going to do that. So, again, we see revenue - or expenses continuing to grow a little bit as we do that, but I think we’re going to work very hard to try to continue to grow revenue with the - with the platform that we have built.

Scott Valentin
Okay, thanks, that’s very helpful. And then, Kevin, you know, you mentioned the strength of the DFW market. I know you have a very - or a relatively small exposure in Houston, and I know you’ve been pretty, I guess, clear on your outlook for Houston. I just wonder if that’s changed at all in terms of - I think office was your concern in Houston, and I think vacancy rates, you thought, might go to, say, 13½ percent up from 9 percent today. Just wondering if you still think that’s kind of the trend going forward, or do you see it getting better or worse?

Kevin Hanigan
No, I think I would stick to that. I mean, we stay abreast of it, as I think I’ve mentioned in the past. We’ve got $69 [million] or $70 million of stuff out on the west side of Houston and more exposure within Houston, but in the commercial real estate stuff out on the west side, which is the energy corridor, all of our deals are doing fine, but it’s just the massive amount of new construction that’s going on, and it’s just - it’s going to get out of balance for a period of time. Look, in Houston’s defense, right - I’m not picking on Houston - it just is what it is. You know, a 13 percent, 13½ percent vacancy rate in a city of that size is not terrible. It’s just difficult to go from 9 to 13 if, in fact, that happens, and I would - I still think that’s more likely than not.

Scott Valentin
Okay. Thanks very much.

Operator
Our next question is from Michael Young of SunTrust Robinson Humphrey. Please go ahead.

Michael Young
Hey, guys. I just wanted to ask a question about kind of your balance sheet asset and liability sensitivity with a rate hike coming here, hopefully later this year. What’s sort of your outlook for those first couple of rate hikes, and how do you think that will affect your balance sheet and earnings?

Mays Davenport
So I think we’ve been pretty clear on kind of our expectation that these - this rate increase is going to be a little different than other ones, and I think listening to JPMorgan’s call the other day, Chase kind of sees the same thing, that this one will be a little different as far as the timeframe within which we’ve got to start raising our rates on our deposits. And so we have been looking at those models of getting an idea of what kind of betas we need to put on money markets and interest-bearing demand accounts. The thing that did make me a little worried from that conference call for Chase is they’ve always been the ones that have kept rates low. They’ve never been ones that - about kind of raising rates and doing anything crazy in the market, so with them saying that they see rates moving quicker, and they’re being conservative in their models made me a little bit worried as far as what we’re going to see, but it’s consistent with, I think, what Kevin and I have been saying.

So, you know, I would see - we did change our betas this quarter to be a little more conservative that I think we’re somewhere in the neighborhood of 71 percent on money markets, which is, again, the most volatile and the ones that are going to change the quickest. We're going to give up 71 basis points on every 100-basis-point move on that, so for the first one or two moves on rates, and, again, it depends on if it’s parallel, if it’s up on the long, all that kind of plays into it, but we think we’ll have some pressure the first one or two moves. I think everybody that says they’re asset-sensitive is going to have some - still going to have some issues on the first, you know, one or two moves, just because you’re going to have a quick repricing of the deposits. You know, we have about $400 million of loans that are on floors, you know. We have - you know, our security portfolio, has about $10 million a month of cash flow on it, but, still, we’re going to have that. We’ve got the commercial real estate business, which has a duration of around three years, so we won’t be able to move the loan portfolio as quickly as we think the deposit base will hit.

So I think there will be some pressure early on. Again, I don’t see any decrease in the net interest income, because we’re going to be growing through that, so there shouldn’t be any issue there, but then, you know, if you look, you know, let’s say, 12 to 18 months, 18 to 24 months down the road, you know, depending on how quickly the rates move, then I think we should be - we should be moving up, you know, pretty good at that point in time.

Michael Young
Okay, thanks. And switching gears a little bit, Kevin, you mentioned, you know, some of the hedges kind of burning off from the higher price level. You gave some color last quarter - 84 percent of the commitments being hedged in ’15 and 64 percent, I think, in ’16. Can you provide an update on where those stand today?

Kevin Hanigan
You know, it’s pretty close to that still, and then I would roll forward and consider about 40 percent of our clients have hedges in place in ’17. It’s actually ticked up a little beyond that with some of the new clients who were, you know, really just putting hedges in place for the remainder of this year and going out into ’16 and ‘17, so, you know, those five new clients kind of helped out the ‘17 number to tick up a little above 40 percent of our clients now have hedges going into ‘17, so that’s all pretty good.

I appreciate that question, and in the context of looking down at my notes, I also realized I missed maybe a good guy and a bad guy in my oil and gas diatribe that I ought to get on the record. You know, we didn't talk about our service exposure, and anybody who’s new to this story, it’s like we just don’t originate service deals. I’ve told everybody I lost money - my first loss as a banker in 1983 or 1984 on a service deal, and I haven’t originated one since. That said, the bank has some service exposure. It is really small. These were - these are deals that were acquired. In the Highlands acquisition, there was one deal, and Legacy had a couple of deals that we put into that bucket, because all or part of their business is tied to it, so we put it in the bucket.

You know, I want to put that in context, so we’ve got probably seven or eight names, totaling $6.1 million of funding, so that’s in the entire bank, $6.1 million. I’ve said in the past I expect some stress out of that portfolio. Even though our charge‑offs this quarter were, you know, low, they were higher than we’re used to, okay? We had almost $1.2 [million] - I’m looking over at our credit staff, and they’re nodding - more than half of that was related to oil field service, so we’ve got two clients out of those seven or eight that are experiencing some stress. Those two clients’ total credit facilities, by the way, aggregate $1.1 million, so it’s not - not a ton, but we have been carrying some reserves up against those guys, and we decided to charge the reserves - charge it off and work on collection efforts rather than recouping the reserves - recouping the principal we’ve charged off. So good guy is we have very low exposure. Bad guy is we’ve got two of those that are - we’re experiencing some challenges with.

Michael Young
Okay. Thanks.

Operator
Our next question is from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi, Kevin, good morning.

Kevin Hanigan
Hey, morning.

Brett Rabitan
I wanted to ask, you know, if we think about your bank versus some others that have reported so far this quarter, one of the things that’s really interesting to me is some of the others have kind of indicated that Texas is not doing very well economically, that it’s in a slump to some degree versus, you know, your stark contrast in terms of the growth that you’re experiencing, and I realize that’s partially a function of lending hires, but, would you have any comments just on how you - how you view Texas from an economic perspective? I know Dallas is stronger than Houston, but maybe you could just give us a little more color around that and then just like maybe some flavor for your growth vis à vis others saying Texas growth is just too tough at this point.

Kevin Hanigan
Well, I don’t see what they’re saying, although we’re sitting in Dallas, and we’re not in oil and gas. I could walk us through the first three or four pages of the slide deck and reiterate that, but you all know that, okay? And many of you have come down here to see what’s going on in our backyard, and you see how robust this economy is. Things have got to be a little tougher, I’m sure, in the San Antonio markets where you’ve got, you know, more of the Eagle Ford Shale down in that part of the state, and Houston’s a little more - while not what it was in ’87 or ’98, in those to oil and gas corrections, it’s - it is a little more exposed, and Midland’s more exposed yet. So you’ve got areas of the state that are exposed. You know, again, we chose this market to focus on instead of moving to Houston and trying to buy something there or, you know, the opportunities we would have had to buy something in Midland or somewhere up there. This is our backyard, and this is just a really good place to be.

I am - I am really confident in mid‑teens growth for us. Our pipeline is - I said it was great last quarter, it’s even better today. It’s - the town is vibrant, you know. On Sunday and Monday nights, you’ve got - you still have trouble getting into a decent restaurant, so it’s - again, I don’t know anybody else’s book, and while Mays has listened to some other conference calls, I occasionally do, I haven’t, so I haven’t heard what they’ve said or what context they’re in or how their book is managed, but I can speak very knowledgeably about our book, and I’m - we’re seeing the growth, and, obviously, we’re not giving it up at the margin line, and we’re not - we’re not experiencing outside of oil and gas any elevated levels of NPAs, so it’s not like we’re giving it away at the credit line. We’re winning on our terms, so - and we’re growing it mid‑teens or better. This is just a great market, Brett. It’s just a - we’re really fortunate to be here.

Brett Rabitan
Okay. Thanks for the color on that. And then the other thing I was just curious about was, you know, with the growth you’re experiencing, deposit flows are strong but not keeping pace, so your loan‑to‑deposit ratio picked up a little bit. Can you give us any updated thoughts on, you know, kind of where you would view the upper balance of your loan‑to‑deposit ratio and then like your deposit‑gathering efforts? I know that you’ve been focused on that with some initiatives this year, maybe.

Kevin Hanigan
Yeah. So I - look, I’d like it to be in the 95 percent range, right? We’ve got an upper balance a little higher than that. Loan‑to‑deposit ratio is one element of one metric we look at in overall liquidity, right? We look at availability of credit lines and cash flows off of our bond portfolio and cash flows that can come off of warehouse, so we are - we’ve got tons of liquidity, but we also know running a bank that’s trying to build franchise value that funds loans through outside sources like the Federal Home Loan Bank, while cheap funding, is less valuable. So we are focused, and we’ve been talking about it for quarters now, and, you know, every time we step up our deposit growth, it seems like our lenders can outrun it, as they did again this quarter.

We are - we’re probably going to get more serious about a correspondent banking effort going forward. We’ve been kind of dabbling in it, and, by that, I mean it’s a bunch of the executive team and some of our senior lenders calling bankers we know in town and saying, “Hey, you’ve got some money at the Fed, could you move it over here?” And that’s been pretty successful, but I - I think we’ll get more serious about correspondent banking. There’s lots of smaller banks in smaller markets throughout the state that have pretty low loan‑to‑deposit ratios, and that will be one of the things we’re doing.

We’re working on a couple of other things that I can’t talk about yet, but when we’re ready to talk about those, we will, maybe in the form of an 8‑K or press release. It’s nothing major, so don’t think - this is no, hey, we’ve got some special deal out there and we’re - you know, I’m not trying to be [unintelligible]. It’s really boring stuff, so don’t get excited. It would - you know, it will be - if we do have to put out an 8‑K on it, and that will be - we’ve just hired some people to focus on something that every bank does, so it’s nothing brand new. It’ll make you yawn, okay, but it will indicate to you all that we’re serious about getting our deposits and our loan‑to‑deposit ratio kind of stabilized and closer to the, you know, 90 to 95 number.

Brett Rabitan
Okay. That’s great. Thanks for all the color.

Operator
Our next question is from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hey, thanks, guys. Good morning.

Kevin Hanigan
Morning.

Matt Olney
You’ve addressed almost all my questions. Can you just confirm that the 2Q results from you guys did include the findings from the Shared National Credit Exam that was focused on energy loans?

Kevin Hanigan
Yes. Yes, we - it does. That comes out in May. We got it. It definitely includes it. You know, SNCs are probably - we don’t have a ton of SNCs in the banks, but most of them, probably - Mark, you ran me this number, 70 -

Male Speaker
Sixty‑one percent.

Kevin Hanigan
Sixty‑one percent of the banks’ SNCs are all in oil‑and ‑gas, and about 55 or 56 percent of our oil and gas commitments are in the SNC category. I talked about the one $200 million deal. That was a SNC, right, so - but, yes, it’s - the SNC is baked in.

Matt Olney
Okay. Great. That was my only question. Thank you.

Kevin Hanigan
Thank you.

Operator
Again, if you have a question, please press star and then 1.

Showing no questions, this will conclude our question‑and‑answer session. I’d like to turn the conference back over to Kevin Hanigan for any closing remarks.

CONCLUSION

Kevin Hanigan
Great. Thank you much. Look, in closing, we had a really good, really good, solid quarter. Metrics are, you know, moving right to where we’ve been talking about them for a long period of time, so we’re really pleased with that. We’re pleased with the growth. We understand the concern about oil and gas, but we think it’s well contained. We think we understand the business. We think we’ve been pretty transparent about it, and things can always change from here, but we have been pretty right about it so far, so we feel good about where we are, and, again, we are so pleased to be in this market and focused on this market.

We look forward to seeing you all. I guess we’ll be out on the road starting next week, so thank you all, and to the extent we don't see you, we’ll talk to you next quarter.

Operator
The conference has now concluded. You may now disconnect. Have a good day.